                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               SCS/COMPUTE, INC.
                                       AT

                              $6.75 NET PER SHARE
                                       BY

                             SCS SUBSIDIARY, INC.,
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                          THOMSON U.S. HOLDINGS INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                            THE THOMSON CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 25, 1996
UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT WHEN ADDED TO THE NUMBER OF SHARES TO BE PURCHASED BY PURCHASER PURSUANT TO THE STOCK PURCHASE AGREEMENT SHALL CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF THE APPLICABLE ANTITRUST WAITING PERIOD.
                            ------------------------
     THE BOARD OF DIRECTORS OF SCS/COMPUTE, INC. (THE "COMPANY") HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his or her shares of Common Stock, par value $.10 per share, of the Company (the "Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------
December 27, 1995

                               TABLE OF CONTENTS

INTRODUCTION                                                                PAGE
------------                                                                ----
      1.     Terms of the Offer; Expiration Date..........................    2
      2.     Acceptance for Payment and Payment for Shares................    3
      3.     Procedures for Accepting the Offer and Tendering Shares......    5
      4.     Withdrawal Rights............................................    7
      5.     Certain Federal Income Tax Consequences......................    7
      6.     Price Range of Shares; Dividends.............................    8
      7.     Certain Information Concerning the Company...................    8
      8.     Certain Information Concerning Purchaser, Parent and TTC.....   10
      9.     Financing of the Offer and the Merger........................   11
     10.     Background of the Offer; Contacts with the Company; the
               Merger Agreement; the Stock Purchase Agreement and Related
               Agreements.................................................   11
     11.     Purpose of the Offer; Plans for the Company After the Offer
               and the Merger.............................................   21
     12.     Dividends and Distributions..................................   22
     13.     Effect of the Offer on the Market for the Shares, NASDAQ
               Quotation and Exchange Act Registration....................   23
     14.     Certain Conditions of the Offer..............................   23
     15.     Certain Legal Matters and Regulatory Approvals...............   25
     16.     Fees and Expenses............................................   27
     17.     Miscellaneous................................................   27
Schedule I.  Directors and Executive Officers of Parent, Purchaser and
               TTC........................................................  I-1

To the Holders of Common Stock of
SCS/COMPUTE, INC.

                                  INTRODUCTION

     SCS SUBSIDIARY, INC., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of THOMSON U.S. HOLDINGS INC., a Delaware corporation ("Parent") and an indirect wholly owned subsidiary of THE THOMSON CORPORATION, a corporation organized under the laws of Ontario, Canada ("TTC"), hereby offers to purchase all outstanding shares of common stock, par value $.10 per share (the "Shares"), of SCS/COMPUTE, INC., a Delaware corporation (the "Company"), at a price of $6.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Chemical Mellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Fister & Associates, Inc. ("Fister"), the Company's financial advisor, has delivered to the Board its written opinion to the effect that, as of the date of such opinion, the Offer and the Merger were fair, from a financial point of view, to the stockholders of the Company. A copy of the opinion of Fister, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Fister, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT WHEN ADDED TO THE NUMBER OF SHARES TO BE PURCHASED BY PURCHASER PURSUANT TO THE STOCK PURCHASE AGREEMENT CONSTITUTE A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON, AMONG OTHER THINGS, THE EXPIRATION OR TERMINATION OF THE APPLICABLE ANTITRUST WAITING PERIOD. SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 19, 1995 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive $6.75 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

     Simultaneously with entering into the Merger Agreement, Purchaser, Parent and Robert W. Nolan, Sr., President and Chief Executive Officer of the Company (the "Stockholder"), entered into a Stock Purchase Agreement, dated as of December 19, 1995 (the "Stock Purchase Agreement"), pursuant to which, upon the terms and conditions set forth therein, the Stockholder agreed to sell to Purchaser all Shares owned by the Stockholder for a purchase price per Share equal to the price per Share payable in the Offer. On December 19, 1995, the Stockholder owned (either beneficially or of record) 1,082,570 Shares constituting approximately 40.1% of the outstanding Shares on a fully diluted basis. The Stock Purchase Agreement is more fully described in Section 10.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, all necessary and appropriate action will be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

     The Company has advised Purchaser that as of December 19, 1995, 2,571,977 Shares were issued and outstanding, 130,000 Shares were reserved for future issuance pursuant to outstanding stock options ("Options") and 130,000 Shares were subject to outstanding Options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 1,350,989 Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, January 25, 1996, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides, however, that Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer or (iii) impose conditions to the Offer in addition to those set forth in Section 14. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date,

(ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     On or about December 27, 1995, Parent filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act in connection with the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement. Accordingly, it is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 12:00 midnight, New York City time, on or about Thursday, January 11, 1996. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 12:00 midnight, New York City time, on the tenth calendar day after substantial compliance by Parent with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent has requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. Procedures for Accepting the Offer and Tendering Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 19,
1995). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares (and such other Shares and securities for which the appointment is effective) be empowered to exercise all voting and other rights of such stockholder as such designees, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that tendered Shares may be withdrawn by the tendering stockholder at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn by such stockholder at any time after February 24, 1996. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. There are significant limitations on a stockholder's ability to deduct capital losses.

     In recent months, various legislative proposals have been introduced in Congress, which would reduce the rate of federal income taxation of certain capital gains. Such legislation, if enacted, might apply only to gain realized on sales occurring after a date specified in the legislation. It cannot be predicted whether any such legislation ultimately will be enacted and, if enacted, what its effective date will be.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. Price Range of Shares; Dividends. The Shares are listed and principally traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") Small Cap Market. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NASDAQ Small Cap Market as reported by the Dow Jones News Service.

                                                                           HIGH           LOW
                                                                           ----           ----
1993:
  First Quarter..........................................................  $6 1/4         $4 1/4
  Second Quarter.........................................................   5              2 1/2
  Third Quarter..........................................................   3 1/2          2 3/4
  Fourth Quarter.........................................................   3 1/4          2 5/8
1994:
  First Quarter..........................................................  $3 1/4         $1 1/2
  Second Quarter.........................................................   2 1/8          1 1/2
  Third Quarter..........................................................   3 3/8          1 1/2
  Fourth Quarter.........................................................   3 1/8          1 3/4
1995:
  First Quarter..........................................................  $3             $1 3/4
  Second Quarter.........................................................   2 5/8          1 3/4
  Third Quarter..........................................................   3              2
  Fourth Quarter (through 12/26/95)......................................   6 5/8          2

     The Company historically does not declare dividends.

     On December 19, 1995, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NASDAQ Small Cap Market was $2 7/8. On December 26, 1995, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NASDAQ Small Cap Market was $6 9/16.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 2252 Welsch Industrial Court, St. Louis, Missouri 63146. The Company provides integrated software solutions that focus on the core services provided by the Company's customers, approximately 10,000 firms of accountants and tax professionals. The Company's tax software packages increase the accuracy of tax computations, improve productivity of staff and management, and generate a high quality professionally printed tax return for filing with the Internal Revenue Service and state taxing authorities. The accounting software packages are integrated modular applications sold to both public accounting firms and small businesses. They offer efficiencies in integrating transaction processing and ready-made financial reporting formats with graphic and design capabilities to create advanced management reports.

     In 1995 the Company acquired certain assets of RAM Software, Inc. and saLT Solutions, Inc.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1995 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                               SCS/COMPUTE, INC.

                  Selected Consolidated Financial Information

                     (In thousands, except per share data)

                                                     9 MONTHS                    FISCAL YEAR
                                                 ENDED OCTOBER 31,            ENDED JANUARY 31,
                                                -------------------         ---------------------
                                                 1995         1994           1995          1994
                                                ------       ------         -------       -------
INCOME STATEMENT DATA:
  Total revenues..............................  $3,042       $2,916         $18,209       $19,856
  Total cost of revenues......................   1,354        1,452           4,129         5,382
  Gross income................................   1,688        1,464          14,080        14,474
  Total operating expenses....................   9,326        8,896          12,572        16,048
  Operating income (loss).....................  (7,638)      (7,432)          1,508        (1,574)
  Net interest expenses.......................     656          931           1,165         1,701
  Pretax income (loss)........................  (8,294)      (8,363)            343        (3,275)
  Tax provision (credit)......................  (3,235)      (3,261)           (197)          207
  Net income (loss)...........................  (5,059)      (5,102)            540        (3,482)
  Income (loss) per share.....................  $(2.04)      $(2.03)        $  0.14       $ (1.36)

                                                  AT OCTOBER 31                 AT JANUARY 31
                                              ---------------------         ---------------------
                                               1995          1994            1995          1994
                                              -------       -------         -------       -------
BALANCE SHEET DATA:
  Total Current Assets......................  $ 8,755       $ 8,724         $ 4,283       $ 3,089
  Total Assets..............................   23,279        22,975          17,712        18,468
  Total Current Liabilities.................   16,714        15,649           4,744         4,629
  Long-Term Liabilities.....................    7,680         8,750           8,750        13,500
  Shareholders' Equity......................  $(1,115)      $(1,424)        $ 4,217       $   340

     In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including the following forecasts:

                                              TWELVE MONTHS ENDING JANUARY 31,
                           -----------------------------------------------------------------------
                            1997            1998            1999            2000            2001
                           -------         -------         -------         -------         -------
                                                       (IN THOUSANDS)
Revenue..................  $22,270         $24,569         $26,990         $29,653         $32,582
Operating Income.........  $ 3,275         $ 4,158         $ 4,998         $ 5,909         $ 7,008

     These projections do not give effect to the Offer or the Merger.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 75 Park Place, 14th Floor, New York, New York 10007 and the Klucyzinski Federal Building, 230 South Dearborn Street, Room 3190, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     8. Certain Information Concerning Purchaser, Parent and TTC. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Metro Center at One Station Place, Stamford, Connecticut 06902. Purchaser is an indirect wholly owned subsidiary of TTC and a direct wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a Delaware corporation with its principal offices located at Metro Center at One Station Place, Stamford, Connecticut 06902. Parent is a holding company and an indirect wholly owned subsidiary of TTC. TTC operates primarily in North America and the United Kingdom. TTC currently comprises four business groups known as Thomson Financial & Professional Publishing Group ("TF&PPG"), International Thomson Publishing ("ITP"), Thomson Newspapers ("TN") and Thomson Travel Group ("TTG"). TF&PPG is a leading worldwide specialized information and publishing company serving particular information needs in professional, business and financial services areas. ITP is a leading worldwide publisher of educational and related materials. The primary business of TN is the publication of newspapers serving small to medium sized communities in North America. TTG's main business activity is the organization of all-inclusive holiday tours by air from the United Kingdom.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of TTC, Purchaser and Parent and certain other information are set forth in Schedule I hereto.

     Based upon the consolidated financial statements of TTC for the fiscal year ended December 31, 1994, contained in the Parent's 1994 Annual Report (the "Parent Financial Statements"), TTC had (i) at December 31, 1994, consolidated total assets of U.S.$9.358 billion, consolidated total liabilities of U.S.$6.106 billion and consolidated shareholders' equity of U.S.$3.252 billion and (ii) for the fiscal year ended December 31, 1994, consolidated sales of U.S.$6.354 billion and net earnings of U.S.$427 million. More comprehensive financial information is included in the TTC Financial Statements. The summary of such financial information included above is qualified in its entirety by reference to the TTC Financial Statements, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1/13D (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, TTC nor, to the best knowledge of Purchaser, Parent and TTC, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent, TTC or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, TTC nor, to the best knowledge of Purchaser, Parent and TTC, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement and the Stock Purchase Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, TTC nor, to the best knowledge of Purchaser, Parent and TTC, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 31, 1992, neither Purchaser, Parent nor TTC nor, to the best knowledge of Purchaser, Parent and TTC, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 31, 1992, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, TTC, or any of their respective subsidiaries or, to the best knowledge of Purchaser, Parent and TTC, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. Financing of the Offer and the Merger. The total amount of funds required by Purchaser to purchase all of the outstanding Shares pursuant to the Offer, the Stock Purchase Agreement and the Merger, and to pay certain fees and expenses is estimated to be approximately $18.4 million. Purchaser will obtain all of such funds from Parent or its affiliates. Parent and its affiliates currently intend to provide such funds from existing resources.

     10. Background of the Offer; Contacts with the Company; the Merger Agreement; the Stock Purchase Agreement and Related Agreements. In April of 1995, Robert W. Nolan Sr., President and Chief Executive Officer of the Company, Theodore Schroeder, Vice President, Sales and Marketing for the Company and Euan Menzies, the then President and Chief Executive Officer of Research Institute of America Inc. ("RIA Inc."), an indirect wholly owned subsidiary of Parent, had a brief telephone conversation regarding the market for tax and accounting software and the positioning of their respective companies in such market. On May 1,

Stephen Wahrlich, Vice President of Business Development for RIA Inc., met with Mr. Nolan and engaged in a general discussion of the marketplace, including various competitive factors and general market direction.

     On October 3, Messrs. Wahrlich, Ronald Aylward, Chairman of Aylward and Associates, a business consultant to the Company, Nolan and David Shea, Senior Vice President of Business Development for the Research Institute of America Group ("RIAG"), one of several businesses comprising TF&PPG, met at the main offices of RIA Inc. in New York City. At this meeting, further discussion about the market for tax and accounting software, the Company's vision and philosophies and potential joint working relationships between the Company and RIAG took place. In anticipation of further discussions, the Company and RIA Inc. entered into a Mutual Nondisclosure Agreement dated as of October 10, 1995 (the "Nondisclosure Agreement") regarding any confidential information concerning the operations of their respective businesses that might be discussed.

     On October 20, Messrs. Menzies (now President and Chief Executive Officer of RIAG), Shea, Wahrlich, Nolan Sr., Aylward, Robert Nolan, Jr., Vice President Operations and Product Development, Schroeder and Charles Wilson, Executive Vice President, Treasurer and Secretary of the Company met at the main offices of the Company in St. Louis, Missouri. At the meeting, executives of the Company presented their vision for future growth of the market for tax and accounting software and plans for the Company's future. The group discussed whether those plans were consistent with the vision of RIAG and whether the pursuit of a possible business relationship between the companies would be fruitful. At the conclusion of this meeting, Messrs. Menzies, Nolan Sr., Shea, Wahrlich and Aylward met separately to discuss further the possibilities of a closer working relationship between the Company and RIAG.

     On October 25, Mr. Menzies telephoned Mr. Nolan Sr. to indicate that RIAG was interested in entering into exploratory discussions with the Company regarding the acquisition of the Company and to discuss the potential range of purchase prices that RIAG might be willing to offer to acquire the Company.

     On October 26, Messrs. Menzies and Shea initiated a conference call with Messrs. Nolan Sr. and Wilson to further discuss a possible acquisition of the Company and a potential range of values for the Company.

     On November 10, Messrs. Nolan Sr. and Aylward for the Company and Messrs. Shea and Menzies of RIAG met to discuss a potential acquisition price. Numerous meetings were held during the day and the parties agreed to perform further work and analysis regarding the operations of the Company.

     On November 12, Mr. Shea met with Messrs. Nolan Sr. and Wilson at the main offices of the Company in St. Louis, Missouri and discussed the operations of the Company, past and current financial performance and projections for operations for the current year.

     On November 15, Messrs. Menzies and Nolan Sr. met at the offices of the Company and continued their discussions concerning the operations of the Company and a possible acquisition of the Company by RIAG.

     On November 28, Messrs. Menzies, Shea, Nolan Sr., Wilson, Aylward and representatives from Peper, Martin, Jensen, Maichel and Hetlage ("Peper") and Price Waterhouse, legal counsel and auditors, respectively, for the Company, met at the offices of Price Waterhouse in St. Louis, Missouri to discuss the process and schedule for pursuing a possible merger between RIAG and the Company.

     On December 1, 4 and 5 various representatives of the parties met in St. Louis, Missouri and Seattle, Washington to discuss further the operations of the Company.

     On December 7, Messrs. Menzies, Shea, Nolan Sr., Wilson, Schroeder, Nolan, Jr., Aylward, and representatives of Peper and legal and human resources advisers for RIAG met at the offices of Peper in St. Louis, Missouri to discuss the operations of the business and steps necessary to pursue a merger between RIAG and the Company, including a possible tender offer for substantially all the outstanding Shares of the Company.

     Subsequent to the December 7 meeting, drafts of agreements with respect to the proposed transaction were prepared by Shearman & Sterling, outside counsel for the Purchaser.

     Subsequent to the receipt of these drafts agreements between December 8 and December 15, numerous meetings were held in person and by telephone between Messrs. Menzies, Shea, Nolan Sr., Wilson, and representatives of Peper regarding the terms of a possible merger and the form and content of the draft agreements.

     On December 14, 1995, a special committee of the Board of Directors (the "Special Committee") of the Company was formed, consisting of Messrs. Robert C. Chlebowski and Irwin M. Jarett, Ph.D., the non-employee directors of the Company. At a meeting held on December 14, 1995, the Special Committee discussed the proposed merger and voted unanimously to recommend to the Board that the Board approve the merger of the Company and Purchaser, subject to resolution of the remaining business and legal issues in the draft Merger Agreement.

     On December 14, the members of the Board of Directors of the Company met at the offices of Peper in St. Louis, Missouri to discuss the proposed merger. Late in the afternoon at this meeting, the Board unanimously (with Mr. Nolan, Sr. not participating solely because of his interest in the transaction) voted to approve the merger of the Company and Purchaser, subject to resolution of the remaining business and legal issues in the draft Merger Agreement.

     From December 14 through December 19, representatives of the parties and their respective counsels continued to work to finalize the terms of the Merger Agreement and the Stock Purchase Agreement.

     Late in the evening on December 19, the Merger Agreement and the Stock Purchase Agreement were executed. On the morning of December 20, the Company issued a press release to announce publicly the transaction.

     Reference is made to the Company's Statement on Schedule 14D-9 for a description of the matters considered by the Board in connection with its actions.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 hereof. Purchaser and Parent have agreed that no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Section 14 hereof.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a direct, wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be cancelled or converted automatically into the right to receive an amount equal to $6.75 per Share or any greater amount per Share paid pursuant to the Offer (such amount, the "Per Share Amount") in cash.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement provides that, at the Effective Time, unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of Purchaser will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is SCS/Compute, Inc." The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     The Merger Agreement provides that the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has agreed, subject to its fiduciary duties under applicable law as advised by counsel, to include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use its best efforts to obtain such approval and adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90 percent of the then outstanding Shares, all necessary and appropriate action shall be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Delaware Law.

     Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. The Merger Agreement provides that by way of amplification and not limitation, and except as contemplated therein, the Company shall not between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of a maximum of 130,000 Shares issuable pursuant to Options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice, (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice, (iv) authorize any single capital commitment which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;
(i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated by the Merger Agreement; (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet of the Company as at January 31, 1995 or subsequently incurred in the ordinary course of business and consistent with past practice; (k) sell, assign, transfer, license, sublicense, pledge or otherwise encumber any of the Company's Intellectual Property (as defined in the Merger Agreement); or (l) announce an intention, commit or agree to do any of the foregoing.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of each committee of the Board, in each case only to the extent permitted by applicable law. Until the earlier of
(i) the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis and (ii) the Effective Time, the Company has agreed to use its best efforts to ensure that all the members of the Board and each committee of the Board as of the date of the Merger Agreement who are not employees of the Company shall remain members of the Board and of such committees.

     The Merger Agreement provides that following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company.

     Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Parent and Purchaser with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential in accordance with the Confidentiality Agreement.

     The Merger Agreement provides that the Company shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this paragraph shall prohibit the Board from responding to any unsolicited proposal made in writing to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company, to the extent the Board, after consultation with independent counsel, determines in good faith that such action is required for the Board to comply with its fiduciary duty to stockholders imposed by Delaware Law. The Merger Agreement requires the Company immediately to cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Company has also agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and, in any such notice to Parent, to indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

     Pursuant to the Merger Agreement, Parent intends that, for a period of one year immediately following the Effective Time, it shall, or shall cause the Surviving Corporation to, continue to maintain employee benefit and welfare plans, programs, contracts, agreements, policies and executive incentives and perquisites, other than equity-based plans, for the benefit of active and retired employees of the Company or the Surviving Corporation which in the aggregate provide benefits that are no less favorable to employees than the benefits provided to such active and retired employees on the date of the Merger Agreement.

     The Merger Agreement further provides that the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and related matters than are set forth in Article VII of the By-laws of the Company as in affect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

     The Merger Agreement also provides that the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in his or her capacity as an officer, director, employee, fiduciary or agent of the Company, whether occurring before or after the Effective Time, for a period of three years after the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation, the Merger Agreement provides that (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such three-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

     Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

     The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated by the Merger Agreement and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation, using its reasonable best efforts to obtain all licenses, permits (including, without limitation, environmental permits), consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of such transactions and to fulfill the conditions to the Offer and the Merger.

     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, trademarks, patents and copyrights, environmental matters, material contracts, brokers, opinions from financial advisors and taxes.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Company's Certificate of Incorporation; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and such transactions by the stockholders of the Company: (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company; (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before March 31, 1996; provided, however, that the right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereof, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or shall have recommended another merger, consolidation, business combination with, or acquisition of, the Company or its assets or another tender offer for Shares, or shall have resolved to do any of the foregoing; or (d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the material breach by the Company of any material representation or warranty of it contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or its assets or a merger or other business combination or in order to approve a tender offer or exchange offer for Shares by a third party, in either case, as determined by the Board in the exercise of its good faith judgment and after consultation with its legal counsel and financial advisors, on terms more favorable to the Company's stockholders than the Offer and the Merger taken together; provided, however, that such termination shall not be effective until the Company has made payment to Parent of the Fee (as hereinafter defined) required to be paid pursuant to the Merger Agreement and has deposited with a mutually acceptable escrow agent $500,000 for reimbursement to Parent and Purchaser of Expenses (as hereinafter defined).

     In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and there shall be no liability thereunder on the part of any party thereto except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

     The Merger Agreement provides that in the event that (a) any person shall have commenced a tender or exchange offer for 10% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 10% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount (a "Competing Proposal") and (i) the Board does not recommend against the Competing Proposal, (ii) the Offer shall have remained open for at least 20 business days, (iii) the Minimum Condition shall not have been satisfied, and (iv) this Agreement shall have been terminated pursuant to the provisions described above; or (b) the Merger Agreement is terminated (i) pursuant to the provisions described in clause (c)(ii) or clause
(d)(ii) of the second preceding paragraph; then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $1,000,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses up to $500,000 in the aggregate. The term "Expenses" shall mean all out-of-pocket expenses and fees of each of Parent, Purchaser and their respective shareholders and affiliates (including, without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses and all costs and expenses incurred by or on behalf of Parent and Purchaser in connection with the collection under and enforcement of the preceding paragraph) actually incurred or accrued by either of them or on their behalf in connection with such transactions, including, without limitation, the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of such transactions, and any financing commitments or agreements relating thereto. Except as set forth in this paragraph, all costs and expenses incurred in connection with the Merger Agreement and such transactions shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

THE STOCK PURCHASE AGREEMENT

     The following is a summary of the Stock Purchase Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1. Such summary is qualified in its entirety by reference to the Stock Purchase Agreement.

     Parent, Purchaser and the Stockholder have entered into the Stock Purchase Agreement pursuant to which the Stockholder has agreed to sell to the Purchaser 1,082,570 Shares at a per Share price equal to the per Share price payable in the Offer. In addition, the Stockholder has appointed Purchaser, or any nominee of Purchaser, during the term of the Stock Purchase Agreement as his attorney and proxy to vote each of the Shares subject to such agreement (i) in favor of the Merger Agreement and the transactions contemplated thereby, (ii) against any other proposal for the acquisition of the Company or its assets or a merger or other business combination of the Company with any third party, and (iii) against any other proposal that would, or is reasonably likely to, result in any of the conditions to Purchaser's obligations under the Merger Agreement not being fulfilled.

     In addition, the Stockholder has agreed not to (i) take any action or omit to take any action that is inconsistent with compliance by the Company with the terms of the Merger Agreement and (ii) without the prior written consent of Purchaser, (x) sell, tender pursuant to the Offer or any other tender offer, pledge, encumber, assign, transfer, exchange or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, tender, pledge, encumbrance, assignment, transfer, exchange or disposition of, any of his Shares; (y) acquire any additional shares of Company Common Stock or warrants, options or other rights to purchase any Shares; or (z) grant any proxies (other than pursuant to the Stock Purchase Agreement) with respect to his Shares, deposit any of his Shares into a voting trust or enter into a voting agreement with respect to any of his Shares.

     The obligations of the Stockholder and Purchaser to consummate the purchase and sale contemplated by the Stock Purchase Agreement are subject to (i) any waiting periods under the HSR Act applicable to the purchase of the Shares having been expired or terminated, (ii) there being no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such purchase and sale, (iii) the Stockholder having continued to be employed as Chief Executive Officer of the Company with duties and responsibilities comparable to the duties and responsibilities he has performed in the past and having entered into an employment agreement (described below) with the Company substantially in the form attached as an exhibit to the Stock Purchase Agreement (iv) no event or events shall have occurred or be reasonably likely to occur which have, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Stock Purchase Agreement) on the Company, and (v) all conditions to Purchaser's obligations to accept for payment the Shares tendered pursuant to the Offer having been satisfied.

     The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including a representation by the Stockholder that all of the representations and warranties of the Company in the Merger Agreement are true, complete and correct.

     The Stock Purchase Agreement provides that the Stockholder shall indemnify Parent and any subsidiary or affiliate of Parent, and any director, officer or employee of the foregoing, against and hold each of them harmless from all losses arising out of the breach of any representation or warranty or of any covenant or agreement of the Stockholder contained in the Stock Purchase Agreement. The Stock Purchase Agreement also provides that Parent and Purchaser, jointly and severally, shall indemnify the Stockholder against and hold the Stockholder harmless from all losses arising out of the breach of certain representations and warranties and of any covenant or agreement of Parent or Purchaser contained in the Stock Purchase Agreement. The maximum amount of loss which may be recovered by Parent from the Stockholder is an amount equal to the aggregate price paid to the Stockholder for his Shares, except that for a breach of his representation that the Company's representations and warranties contained in the Merger Agreement are true, complete and correct the maximum amount is $2,000,000. The maximum amount of loss which may be recovered by the Stockholder from Parent and Purchaser is an amount equal to the aggregate purchase price paid to the Stockholder for his Shares.

THE EMPLOYMENT AGREEMENT AND THE CONSULTING AGREEMENT

     The following is a summary of the form of Employment Agreement to be entered into by the Company and Robert W. Nolan, Sr., President and Chief Executive Officer of the Company, a copy of which is filed as an exhibit to the
Schedule 14D-1 and of the form of Consulting Agreement which is attached to the Employment Agreement as an exhibit. Such summary is qualified in its entirety by reference to the Employment Agreement and the Consulting Agreement.

     As of the Effective Time of the Merger Agreement, the Company will enter into an Employment Agreement and a Consulting Agreement with Mr. Nolan. The Employment Agreement has a term of five years, subject to earlier termination and the Consulting Agreement has a term of three years to commence upon the earlier of expiration of the term of the Employment Agreement or termination of Mr. Nolan's employment thereunder. Under the Employment Agreement, Mr. Nolan will receive an initial annual salary of $260,000 which will be increased each year to reflect any increase in the consumer price index for all urban consumers in the St. Louis, Missouri area for the prior calendar year. Mr. Nolan will be eligible for two types of incentive compensation, the amounts of which will be based on Company performance: (i) an annual bonus payable each year during the term of the Employment Agreement, and (ii) a long-term incentive payment ("LTIP") payable in the third, fourth and fifth years of the Employment Agreement. Neither incentive payment will be payable unless certain levels of Company performance are reached. Eligibility for further incentive payments ceases upon termination of the Employment Agreement, except as provided below. The Employment Agreement may be terminated by either party for any reason at any time prior to its expiration. If Mr. Nolan resigns during the first two years of the term or is terminated at any time for cause, he will receive no severance payments. If he resigns during the third, fourth or fifth years of the term, Mr. Nolan will be entitled to continue to receive, as severance, his then base salary for one year following the date of resignation. If the Employment Agreement is terminated by reason of Mr. Nolan's death or disability or if the Company terminates his employment either without cause or for failure of the Company to meet minimum financial performance standards, he will be entitled to continue to receive, as severance, his then base salary for two years from the date of termination. In addition, if termination is by reason of death or disability or is without cause, Mr. Nolan shall be entitled to receive the annual bonus amount he would have received for the year in which the termination occurs based on the approved budget for such year. Further, if such termination by reason of death or disability or without cause occurs in the second or third year of the term, he will be entitled to receive a pro-rated portion of any LTIP he would have been entitled to receive in the third year based on the approved budget for the third year and if the termination occurs in the fourth or fifth year of the term, he will be entitled to the full LTIP he would have been entitled to receive in the year of termination based on the approved budget for such year. The Consulting Agreement, the term of which follows that of the Employment Agreement, provides for a total fee of $1,050,000, payable monthly over the three year term at an initial annual rate of $400,000 which will decrease to $250,000 in the final year of the term. For two years from the termination date of the Employment Agreement, Mr. Nolan has agreed not to compete with the Company and for three years from the termination of the Employment Agreement Mr. Nolan has agreed not to solicit or hire any of its employees (excluding Robert W. Nolan, Jr.) and consultants. Mr. Nolan has also agreed to protect the status of all confidential information relating to the Company.

     11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

     Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.
Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene the Stockholders Meeting as soon as practicable after the consummation of the Offer, if such action is required by Delaware Law in order to consummate the Merger. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger
v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme

Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with Parent's businesses.

     Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of assets of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

     12. Dividends and Distributions. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company (except for the issuance of a maximum of 130,000 Shares issuable pursuant to options outstanding on the date of the Merger Agreement) or (b) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

     If, on or after December 19, 1995, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of

Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     13. Effect of the Offer on the Market for the Shares, NASDAQ Quotation and Exchange Act Registration. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by the NASDAQ Small Cap Market following consummation of the Offer.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NASDAQ Small Cap Market. According to the NASDAQ Small Cap Market's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of record holders of Shares falls below 300, the number of publicly held Shares falls below 100,000 or the aggregate market value of publicly held Shares falls below $200,000. Furthermore, if such standards are not met, quotations may not continue to be published in the over-the-counter "additional list" or in one of the "local lists." Shares held directly or indirectly by an officer or director of the Company or by any beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for this purpose. In the event the Shares were no longer eligible for NASDAQ quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     14. Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other transaction contemplated by the Merger Agreement, or seeking to obtain material damages in connection with any transaction contemplated by the Merger Agreement; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of its subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of its subsidiaries, or to compel the Company, Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of its subsidiaries, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, the Stock Purchase Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby;
     (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise has a Materially Adverse Effect (as defined in the Merger Agreement) or which is reasonably likely to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of Parent;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stock Purchase Agreement or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that, when taken together with all such other changes, conditions, events and developments, has a Material Adverse Effect;

          (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of 25% or more of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or Mr. Robert W. Nolan, Sr. or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

          (e) any representation or warranty of the Company in the Merger Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of the Merger Agreement;

          (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     15.  Certain Legal Matters and Regulatory Approvals.

     General. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stock Purchase Agreement or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stock Purchase Agreement. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 14, 1995, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by vote of all directors present at a meeting held on such date (other than Mr. Robert W. Nolan, Sr., who abstained), approved the Merger Agreement and determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stock Purchase Agreement is subject to such requirements. See Section 2.

     Pursuant to the HSR Act, on or about December 27, 1995, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and the Stock Purchase Agreement with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 12:00 Midnight, New York City time, on or about Thursday, January 11, 1996, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 12:00 Midnight, New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of the Company, Parent or any of its subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which the Company, Parent or any of its subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

     16. Fees and Expenses. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and Chemical Bank, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $6,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     17. Miscellaneous. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          SCS SUBSIDIARY, INC.
December 27, 1995

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF

                              PARENT AND PURCHASER

     1. Directors and Executive Officers of TTC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of TTC. Except for W. Michael Brown, who is a citizen of both Great Britain and the United States, Alan M. Lewis, who is a citizen of Canada, Great Britain, and South Africa, Paul Brett, Nigel R. Harrison, David J. Hulland, Martin B. Jones, Andrew G. Mills and J. Gordon Paul who are citizens of Great Britain and Richard J. Harrington who is a citizen of the United States, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with TTC.

                                                   Present Principal Occupation or
                                                 Employment; Material Positions Held
             Name, Age and                          During the Past Five Years and
       Current Business Address                       Business Addresses Thereof
---------------------------------------  ----------------------------------------------------
Kenneth R. Thomson, 72.................  Chairman of TTC since July 1978. Director of TTC
  The Woodbridge Company Limited         since July 1976. Chairman of the Woodbridge Company
  65 Queen Street West                     Limited, 65 Queen Street West, Toronto, Ontario,
  Toronto, Ontario                         M5H 2M8, Canada, since March 1979. Director of the
  M5H 2M8                                  Woodbridge Company Limited since August 1956. See
  Canada                                   Parent, below.
John A. Tory, 65.......................  Deputy Chairman of TTC since February 1978. Director
  The Woodbridge Company Limited         of TTC since February 1978. Director of
  65 Queen Street West                     Abitibi-Price, Inc., 207 Queens Quay West,
  Toronto, Ontario                         Toronto, Ontario, M5J 2P5, Canada, since September
  M5H 2M8                                  1965. Director of Rogers Communications Inc., 40
  Canada                                   King Street West, Toronto, Ontario, M5H 3Y2,
                                           Canada, since December 1979. Director, Sun Life
                                           Insurance Company of Canada, 150 King Street West,
                                           Toronto, Ontario, M5H 1J9, Canada, from December
                                           1971 to 1994. Director and President of the
                                           Woodbridge Company Limited, 65 Queen Street West,
                                           Toronto, Ontario, M5H 2M8, Canada, since October
                                           1967 and March 1979, respectively. Director of
                                           Hudson's Bay Company, 401 Bay Street, Toronto,
                                           Ontario M5H 2Y4, Canada, since May 1979. Deputy
                                           Chairman and Director of Markborough Properties
                                           Inc., One Dundas Street West, Suite 2800, Toronto,
                                           Ontario M5G 2J2, since September 1989. Director of
                                           The Thomson Corporation PLC, First Floor, the
                                           Quandrangle, 180 Wardour Street, W1A 4YG, England,
                                           since December 1977. Director of the Royal Bank of
                                           Canada, 200 King Street West, Toronto, Ontario,
                                           M5H 1CA, Canada, since March 1971. See Parent,
                                           below.
W. Michael Brown, 60...................  Director of TTC since July 1978. President of TTC
  The Thomson Corporation                since December 1984. Director of Hudson's Bay
  Metro Center                             Company, 401 Bay Street, Toronto, Ontario, M5H
  One Station Place                        2Y4, Canada since 1985. Director of Southwestern
  Stamford, Connecticut 06902              Area Commerce and Industry Association, One
                                           Landmark Square, Stamford, Connecticut 06901,
                                           since November 1994. Director of Markborough
                                           Properties Inc., One Dundas Street West, Suite
                                           2800, Toronto, Ontario, M5H 2Y4, Canada, since
                                           April 1990. See Parent and Purchaser, below.

                                                   Present Principal Occupation or
                                                 Employment; Material Positions Held
             Name, Age and                          During the Past Five Years and
       Current Business Address                       Business Addresses Thereof
---------------------------------------  ----------------------------------------------------
Ronald D. Barbaro, 64..................  Director of TTC since May 1993. Chairman of
  Waldorf Astoria Hotel                  Prudential of America Life Insurance Company of
  301 Park Avenue                          Canada, c/o Prudential of America Insurance Co.
  Suite 13R                                (Canada), 200 Consilium Place, Scarborough,
  New York, New York 10022                 Ontario, M1H 3E6, Canada, since 1992. President of
                                           Prudential Insurance Company of America, Inc., 260
                                           Madison Avenue, Second Floor, New York, New York
                                           10116, from 1990 to 1993. President of Worldwide
                                           Operations Prudential Insurance Company of
                                           America-Canada, from 1985 to 1990.
Paul Brett, 51.........................  Director of TTC since June 1989. Executive Vice
  Thomson Travel Group                   President of TTC since June 1989. Chairman and Chief
  Britannia House                          Executive Officer of Thomson Travel Group,
  Airport Approach Road                    Britannia House, Airport Approach Road, London
  London Luton Airport                     Luton Airport, Luton, Bedfordshire, LU2 9ND,
  Luton, Bedfordshire                      England, since March 1989.
  LU2 9ND
  England
William J. DesLauries, 67..............  Director of TTC since July 1978. Partner in Tory,
  Tory, Tory, DesLauries & Binnington    Tory, DesLauries & Binnington, Suite 3000, Aetna
  Suite 3000                               Tower, P.O. Box 270, Toronto-Dominion Centre,
  Aetna Tower                              Toronto, Ontario M5K 1N2, since July 1963.
  P.O. Box 270
  Toronto-Dominion Centre
  Toronto, Ontario
  M5K 1N2
  Canada
John F. Fraser, 65.....................  Director of TTC since June 1989. Vice Chairman of
  Russel Metals, Inc.                    Russel Metals, Inc., Suite 600, One Lombard Place,
  Suite 600                                Winnipeg, Manitoba, R3B OX3, Canada, since May
  One Lombard Place                        1995. Chairman of Russel Metals, Inc., from May
  Winnipeg, Manitoba                       1992 to May 1995. Chairman and Chief Executive
  R3B OX3                                  Officer of Russel Metals, Inc. from May 1991 to
  Canada                                   May 1992. President and Chief Executive Officer of
                                           Russel Metals, Inc., from May 1978 to May 1991.
Richard J. Harrington, 48..............  Director of TTC since September 1993. Executive
  Thomson Newspapers Corporation         Vice- President of TTC since September 1993.
  Metro Center                             President and Chief Executive Officer, Thomson
  One Station Place                        Newspapers Group, Metro Center, One Station Place,
  Stamford, Connecticut 06902              Stamford, Connecticut 06902, since July 1993.
                                           President and Chief Executive Officer, Thomson
                                           Professional Publishing, Metro Center, One Station
                                           Place, Stamford, Connecticut 06902, from June 1989
                                           to July 1993.
Nigel R. Harrison, 46..................  Director of TTC since June 1989. Chief Financial
  The Thomson Corporation                Officer of TTC since July 1984. Executive
  Metro Center                             Vice-President of TTC since June 1989. See Parent
  One Station Place                        and Purchaser, below.
  Stamford, Connecticut 06902

                                                   Present Principal Occupation or
                                                 Employment; Material Positions Held
             Name, Age and                          During the Past Five Years and
       Current Business Address                       Business Addresses Thereof
---------------------------------------  ----------------------------------------------------
Mark D. Knight, 52.....................  Director of TTC since June 1989. Senior
  The Thomson Corporation PLC            Vice-President of TTC since July 1984. Secretary of
  First Floor                              TTC since July 1978.
  The Quadrangle
  180 Wardour Street
  London
  W1A 4YG
  England
C. Edward Medland, 67..................  Director of TTC since July 1978. Director of The
  Beauwood Investments, Inc.             Seagram Company, 1430 Peel Street, Montreal, Quebec,
  121 King Street West                     H3A 1S9, Canada, since May 1973. Director of
  Suite 2525                               Abitibi-Price, Inc., 207 Queens Quay West,
  Toronto, Ontario                         Toronto, Ontario, M5J 2P5, Canada, since April
  M5H 3T9                                  1978. Director of Canadian Tire Corporation, 2180
  Canada                                   Young Street, Toronto, Ontario, M3S 2B9, Canada,
                                           since May 1988. Director of C.T. Financial
                                           Services, Inc., Canada Trust Tower, 161 Bay
                                           Street, Toronto, Ontario, M5J 2S1, Canada, since
                                           March 1989. Director of Teleglobe, Inc., 1000 De
                                           La Gauchetiere Street Ouest, Suite 1500, Montreal,
                                           Quebec, H3B 4X5, since May 1992. Director of
                                           Quorum Growth, Inc., Sun Life Tower, 150 King
                                           Street West, Toronto, Ontario, M5H 1J9, since
                                           October 1992. Director of Ontario Teacher's
                                           Pension Plan Board, 5650 Young Street, Toronto,
                                           Ontario M2M 4H5, Canada, since January 1990.
Andrew G. Mills, 43....................  Director and Executive Vice President of TTC since
  Thomson Financial & Professional       January 1995. President and Chief Executive Officer
  Publishing Group                         of Thomson Financial & Professional Publishing
  22 Pittsburgh Street                     Group since May 1994. Chairman of Massachusetts
  Boston, Massachusetts 02210              Technology Development Corporation, 148 State
                                           Street, Boston, Massachusetts 02109, since 1990.
                                           See Purchaser, below.
J. Gordon Paul, 48.....................  Director and Executive Vice President of TTC since
  Thomson Corporation Publishing         January 1995. President and Chief Executive Officer
  International                            of Thomson Corporation Publishing International
  One Station Place                        since May 1994. President since March 1990 and
  Stamford, Connecticut 06902              Chief Executive Officer since May 1994 of Thomson
                                           Regional Newspapers Ltd., 100 Avenue Road, Swiss
                                           Cottage, London NWS 3HF, England.
David C.H. Stanley, 68.................  Director of TTC since June 1989. Director of Wajax
  453 Russell Hill Road                  Limited, 770 Sherbrook Street West, Suite 1750,
  Toronto, Ontario                         Montreal, H5A 1G1, Canada, from May 1971 to March
  M5P 2S6                                  1991. Director of Comshare, Incorporated, 3001
  Canada                                   South State Street, Ann Arbor, Michigan 48108,
                                           from 1979 to 1992.
David K.R. Thomson, 38.................  Director of TTC since April 1988. Deputy Chairman of
  The Woodbridge Company Limited         the Woodbridge Company Limited, 65 Queen Street
  65 Queen Street West                     West, Toronto, Ontario, M5H 2M8, Canada, since
  Toronto, Ontario                         June 1990.
  M5H 2M8
  Canada

                                                   Present Principal Occupation or
                                                 Employment; Material Positions Held
             Name, Age and                          During the Past Five Years and
       Current Business Address                       Business Addresses Thereof
---------------------------------------  ----------------------------------------------------
Richard M. Thomson, 62.................  Director of TTC since October 1984. Chairman and
  Toronto-Dominion Bank                  Chief Executive Officer of the Toronto Dominion
  11th Floor                               Bank, 11th Floor, Toronto-Dominion Bank Tower,
  Toronto-Dominion Bank Tower              Toronto, Ontario M5K 1A2, Canada, since May 1978.
  Toronto, Ontario
  M5K 1A2
  Canada
Peter J. Thomson, 30...................  Director of TTC since January 1995. Deputy Chairman
  The Woodbridge Company Limited         of The Woodbridge Company Limited since November
  65 Queen Street West                     1993.
  Toronto M5H 2M8
  Canada
David J. Hulland, 45...................  Vice-President of TTC since May 1993. Group
  The Thomson Corporation                Controller of TTC since December 1984.
  Metro Center
  One Station Place
  Stamford, Connecticut 06902
Robert J. Jachino, 61..................  Vice President of TTC since May 1992. President and
  Markborough Development                Chief Executive Officer of Markborough Development,
  Metro Center                             One Station Place, Stamford, Connecticut 06902
  One Station Place                        since September 1995. President and Chief
  Stamford, Connecticut 06902              Executive Officer, Thomson Information/Publishing
                                           Group, Metro Center, One Station Place, Stamford,
                                           Connecticut 06902, from May 1984 to January 1991.
                                           Director of Howe Sportsdata, Inc., 14 Fish Pier
                                           Road, Boston, Massachusetts 02210, since November
                                           1992. Chairman of Perc, Inc., 107 Perkins Road,
                                           Greenwich, Connecticut 06830, since January 1992.
Martin B. Jones, 44....................  Vice President of TTC since May 1993. Group
  The Thomson Corporation                Treasurer of the TTC since December 1984.
  First Floor
  The Quadrangle
  180 Wardour Street
  London
  W1A 4YG
  England
Alan M. Lewis, 58......................  Treasurer of TTC since May 1979.
  The Thomson Corporation
  Suite 2706
  Toronto Dominion Bank Tower
  P.O. Box 24
  Toronto Dominion Center
  Toronto, Ontario
  M5K 1A2
  Canada

     2. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is c/o The Thomson

Corporation. Except for W. Michael Brown, who is a citizen of both Great Britain and the United States, Paul Brett and Nigel R. Harrison who are citizens of Great Britain and Richard J. Harrington who is a citizen of the United States, each such person is a citizen of Canada. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

W. Michael Brown.......................  Director of Parent since July 1978. President of
  The Thomson Corporation                Parent since December 1984. See TTC, above and
  Metro Center                             Purchaser, below.
  One Station Place
  Stamford, Connecticut 06902
Nigel R. Harrison......................  Director of Parent since June 1989. Chief Financial
  The Thomson Corporation                Officer of Parent since July 1984. Executive
  Metro Center                             Vice-President of Parent since June 1989. See TTC,
  One Station Place                        above and Purchaser, below.
  Stamford, Connecticut 06902
David J. Hulland.......................  Vice President of Parent since May 1993. Group
  The Thomson Corporation                Controller of Parent since December 1984. See TTC,
  Metro Center                             above.
  One Station Place
  Stamford, Connecticut 06902
Kenneth R. Thomson.....................  Chairman of Parent since July 1978. Director of
  The Woodbridge Company Limited         Parent since July 1976. See TTC, above.
  65 Queen Street West
  Toronto, Ontario
  M5H 2M8
  Canada
John A. Tory...........................  Deputy Chairman of Parent since February 1978.
  The Woodbridge Company Limited         February 1978. See TTC, above.
  65 Queen Street West
  Toronto, Ontario
  M5H 2M8
  Canada

     3. Directors and Executive Officers of Purchaser. The following table sets forth the name, age, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is SCS Subsidiary, Inc., Metro Center, One Station Place, Stamford, Connecticut 06902. Except for W. Michael Brown, who is a citizen of both Great Britain and the United States, each such person is a citizen of Great Britain. Each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                                   Present Principal Occupation or
                                                 Employment; Material Positions Held
             Name, Age and                          During the Past Five Years and
       Current Business Address                       Business Addresses Thereof
---------------------------------------  ----------------------------------------------------
W. Michael Brown.......................  President of Purchaser since December 1995. Director of Purchaser since December 1995. See TTC and
                                           Parent, above.
Nigel R. Harrison......................  Treasurer of Purchaser since December 1995. Director of Purchaser since December 1995. See TTC and
                                           Parent, above.
Andrew G. Mills........................  Vice President and Secretary of Purchaser since
                                         December 1995. Director of Purchaser since December
                                           1995. See TTC, above.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

           By Mail:                       By Hand:                     By Overnight:
---------------------------------------------------------------------------------------------
  Chemical Mellon Shareholder    Chemical Mellon Shareholder    Chemical Mellon Shareholder
       Services, L.L.C.               Services, L.L.C.               Services, L.L.C.
   Reorganization Department      Reorganization Department      Reorganization Department
          PO Box 817                    120 Broadway                85 Challenger Road
        Midtown Station                  13th Floor             Ridgefield Park, New Jersey
   New York, New York 10018       New York, New York 10271                 07660

                           By Facsimile Transmission:
                                 (201) 296-4293

                             Confirm by Telephone:
                                 (212) 296-4209

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800

                         Call Toll Free: 1-800-223-2064